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                                                                    EXHIBIT 10.9


                                ESCROW AGREEMENT

         This Escrow Agreement (the "Escrow Agreement") is made and entered into as of May __, 1995, by and between SI Holding Corporation, a Delaware corporation (the "Purchaser"), Simonds Industries Inc., a Delaware corporation (the "Company"), Charles W. Doulton (the "Representative"), Massachusetts Capital Resource Company ("MCRC"), all the shareholders of Simonds Industries Inc. (the "Shareholders"), Charles W. Doulton and Paul D. Petricca (the "Option Holders"), and Fleet Bank of Massachusetts, N.A. (the "Escrow Agent").

                                    RECITALS

         A. Pursuant to a certain Stock Purchase Agreement dated May _, 1995 (the "Stock Purchase Agreement"), by and among Purchaser, MCRC, the Option Holders and the Shareholders and the Company, Purchaser shall acquire one hundred percent (100%) of the common stock of the Company (the "Acquisition"). The Shareholders, MCRC and the Option Holders are referred to as the "Indemnifying Parties."

         B. The Escrow Agreement is entered into pursuant to, and as a condition precedent to the closing of the transactions contemplated by, the Stock Purchase Agreement (the "Closing").

         C. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings assigned to them in the Stock Purchase Agreement.

                                   AGREEMENTS

         Accordingly, in consideration of the recitals, and of the respective agreements and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

         1.1 INDEMNITY ESCROW FUNDS. At the Closing, and only if the Closing occurs, Purchaser shall deliver the Indemnity Escrow Funds, totalling Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) to the Escrow Agent pursuant to Sections 2.01(i), 3.03(i) and 3.08(i) of the Stock Purchase Agreement in immediately available funds into an account designated by the Escrow Agent.

                  1.1.1 The Indemnity Escrow Funds shall be held by the Escrow Agent in a separate account (the "Escrow Account") for the benefit of the Company, the Shareholders, MCRC and the Option Holders, as provided in this Escrow Agreement.

                  1.1.2 The Escrow Agent shall maintain for each contributing Shareholder, MCRC and Option Holder (each, an "Indemnifying Party") an account (each, an "Indemnifying Party's Account") reflecting (i) such Indemnifying Party's allocable portion of the Indemnity Escrow Funds hereunder, plus (ii) all amounts earned on such Indemnifying Party's Account, less


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(iii) the portion of all amounts distributed pursuant hereto as allocated to such Indemnifying Party's Account, and less (iv) the portion of the Escrow Agent Fees and Expenses (as hereinafter defined) allocable to such Indemnifying Party's Account.

         1.2 ACCEPTANCE OF APPOINTMENT AS ESCROW AGENT. The Escrow Agent, by signing this Escrow Agreement, accepts the appointment as Escrow Agent and agrees to hold and distribute all Indemnity Escrow Funds in accordance with the terms of this Escrow Agreement.

         1.3      DISTRIBUTIONS; INVESTMENTS.

                  1.3.1 Pending disbursement of the Indemnity Escrow Funds, the Escrow Agent shall invest such funds in Permitted Investments (as defined hereinafter). All interest and other income earned on the Indemnity Escrow Funds shall, until disbursed, constitute part of the Indemnity Escrow Funds and shall, pending disbursement, be invested in Permitted Investments. For purposes of this Escrow Agreement, "Permitted Investments" shall mean (i) money market funds consisting of short-term U.S. Treasury securities, (ii) obligations of or guaranteed by the United States of America or any agency thereof, either outright or in connection with repurchase agreements covering such obligations, or obligations of or guaranteed by any state or political subdivision thereof with a maturity not less than one (1) year from the date of investment, (iii) certificates of deposit or bankers' acceptances issued by the Escrow Agent or by any other national or state-chartered bank having total assets of at least $500,000,000 with a maturity not later than one (1) year from the date of investment, and (iv) such other investments as may be specified from time to time to the Escrow Agent by written instructions from the Representative.

                  1.3.2 As and when any amount is needed for a payment under this Escrow Agreement, the Escrow Agent shall cause a sufficient amount of the Permitted Investments to be converted into cash. Upon the advice and reasonable consent of the Representative, the Escrow Agent shall select the investments or types of investments to be so converted.

                  1.3.3 Notwithstanding any other provision hereof, the Escrow Agent shall distribute to each of the Indemnifying Parties, on an annual basis on or before the 15th day of March, an amount equal to forty percent (40%) of such Indemnifying Party's pro rata gain from the income earned on the Indemnity Escrow Funds held in the Indemnifying Party's Account for the preceding calendar year.

                  1.3.4 For tax purposes, the Indemnity Escrow Funds shall be property of the Company; however, all interest, dividends and other income earned on the Indemnity Escrow Funds shall be income of the Indemnifying Parties, and all parties hereto shall file all Tax Returns consistent with such treatment.

         1.4 DISTRIBUTION OF ESCROW FUNDS TO [INDEMNITEE] INDEMNIFIED PARTYS. The Escrow Agent shall disburse to the applicable Indemnified Party such portion of the Indemnity Escrow Funds as may be necessary to pay the Damages, as defined in Section 2. 1, below, for which the Indemnified Party is entitled to reimbursement pursuant to Article X of the Stock Purchase Agreement. Any amount distributed pursuant to this Section 1.4.1 shall be allocated among, and


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deducted from, the Indemnifying Parties' Accounts on a pro rata basis, based upon a fraction (expressed as a percentage), the numerator of which is equal to the original dollar amount of each such Indemnifying Party's Account and the denominator of which is Three Million Two Hundred Fifty Thousand (the "Indemnifying Party's Percentage"). Any payment to be made pursuant hereto shall be made not more than thirty (30) days after the first to occur of (i) the delivery to the Escrow Agent of written instructions signed by the Representative specifying an amount to be paid from the Escrow Funds to the Company or (ii) the delivery to the Escrow Agent and the Representative of a copy of a Final Determination establishing the Indemnified Party's right to reimbursement under this Escrow Agreement with respect to such Damages. A "Final Determination" shall mean a final judgment of a court of competent jurisdiction or an administrative agency having the authority to determine the amount of, and liability with respect to, the item resulting in Damages for which reimbursement is sought hereunder and the denial of, or expiration of all rights to, appeal related thereto.

         1.5      SEGREGATION OF THE ESCROW FUNDS.

                  1.5.1 Notwithstanding any other provision of this Escrow Agreement to the contrary, the Escrow Agent shall restrict such portion of the Indemnity Escrow Funds as may be necessary to satisfy in full all Pending Claims (as hereinafter defined), and shall hold such portion in accordance with this Section. "Pending Claims" shall mean unresolved Claims that are the subject of Claim Notices, as hereinafter defined, properly delivered hereunder.

                  1.5.2 Any portion of the Indemnity Escrow Funds restricted under Section 1.5.1 shall continue to be restricted by the Escrow Agent until the Escrow Agent is directed to release such Indemnity Escrow Funds by written instructions signed by Purchaser and the Representative.

         1.6 DISTRIBUTION OF ESCROW FUNDS TO INDEMNIFYING PARTIES. Not later than the fifth (5th) business day after the Expiration Date, the Escrow Agent shall distribute to the Indemnifying Parties in accordance with the Indemnifying Party's Accounts, the remaining Indemnity Escrow Funds minus the sum of any Indemnity Escrow Funds that are then being restricted with respect to Pending Claims under Section 1.5.

                  "Expiration Date" shall mean the date which is THREE (3) YEARS following the Closing. Any amounts segregated with respect to Pending Claims on the Expiration Date shall be released as provided in Section 1.5.2 and promptly thereafter distributed as provided in this Section 1.6.

                                   ARTICLE II

         2.1      CLAIMS AGAINST THE ESCROW FUNDS.

                  2.1.1 From and after the Closing, but subject to the conditions and limitations set forth in this Escrow Agreement and the Stock Purchase Agreement, Purchaser and/or Company, and their respective successors and assigns (collectively, the "Indemnified Parties")


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shall be entitled to reimbursement out of the Indemnity Escrow Funds for any and all losses, damages, costs, expenses, fines, penalties, settlement payments and expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal and professional costs and expenses (collectively, "Damages") actually incurred or suffered, and paid to a third party, by an Indemnified Party to the extent resulting from either or both of the Indemnified Liabilities described in section 10.01(a)(iii) and (iv) of the Stock Purchase Agreement [collectively, the "Claims"]; provided, however, Indemnified Parties shall not be entitled to reimbursement out of Indemnity Escrow Funds unless and until Indemnified Parties' Damages exceed $100,000, as more fully provided in Section 10.01(b) of the Stock Purchase Agreement, in which event the Indemnified Parties will be entitled to make a Claim to the extent of such excess. The aggregate of all Claims paid hereunder shall not exceed Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

                  2.1.2 In calculating any Damage payable pursuant to Section 2.1.1, any amount payable shall be reduced by the amount of any insurance or third party recoveries of any Indemnified Party less any costs, expenses allocable portions of premiums or taxes incurred in connection therewith.

         2.2      NOTICE OF CLAIMS; OTHER PROCEDURES.

                  2.2.1 In the event that any action, claim or demand is asserted against or sought to be collected from any Indemnified Party for which the Indemnified Party intends to assert a right of reimbursement from the Indemnity Escrow Funds, such Indemnified Party shall notify the Representative and the Escrow Agent with reasonable promptness of such Claim, prior to the Expiration Date, specifying, to the extent known, the nature, circumstances and the amount of such Claim (a "Claim Notice"). The Representative shall have thirty (30) days from his receipt of a Claim Notice (the "Claim Notice Period") to notify Indemnified Parties and the Escrow Agent (i) that the Representative disputes the Indemnified Party's right of reimbursement from the Escrow Funds with respect to such Claim, or (ii) that the Representative does not dispute such right of reimbursement. No timely response from the Representative shall be deemed to be a dispute of a Claim.

                  2.2.2 If the Representative notifies the Indemnified Party and the Escrow Agent within the Claim Notice Period that the Representative does not dispute the Indemnified Party's right of reimbursement, the Indemnified Party may proceed to pay, defend or settle the Claim, in its reasonable discretion, and the Representative shall promptly reimburse such Damages. The Representative may participate in, but not control, any defense or settlement, at his sole cost and expense.

                  2.2.3 If the Representative disputes the Indemnified Party's right of reimbursement with respect to a Claim, the parties shall attempt in good faith to resolve the issue amicably and fairly. Failing amicable private resolution, the matter shall be resolved by way of binding arbitration in Boston, Massachusetts, pursuant to the Commercial Rules of Arbitration of the American Arbitration Association. Unless the Representative has timely disputed the Indemnified Party's right to reimbursement for a Claim, Indemnified Party shall be entitled to


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reimbursement out of Indemnity Escrow Funds for such defense. If the
Representative disputes a Claim, he may still participate in, but not control, the defense or settlement of such Claim at the Representative's sole cost and expense.

         2.3 SURVIVAL OF CLAIMS. Any claim for reimbursement from the Indemnity Escrow Funds that is not asserted in accordance herewith prior to 5:00 p.m. (E.S.T.) on the Expiration Date may not be pursued and shall be irrevocably waived.

                                   ARTICLE III

         3.1      APPOINTMENT OF REPRESENTATIVE.

                  3.1.1 The Representative, Charles W. Doulton, is hereby appointed, pursuant to the Stock Purchase Agreement, as agent and representative of the Indemnifying Partys as of the Closing Date. The Representative is hereby authorized and empowered by the Indemnifying Parties to perform the obligations and exercise the rights of the Representative as set forth in this Escrow Agreement and the Stock Purchase Agreement and agrees to abide by the terms and provisions of this Escrow Agreement and the Stock Purchase Agreement. Upon the resignation of Charles W. Doulton, whether by death, disability or otherwise, he shall be replaced by Robert P. Henderson. Upon the resignation of Robert P. Henderson, he shall be replaced by the affirmative vote of seventy-five percent (75 %) or more of the total number of Indemnifying Parties. Any person who becomes a replacement Representative shall execute a counterpart of this Escrow Agreement to evidence his/her agreement with the terms and conditions of this Escrow Agreement.

                  3.1.2 The Representative shall, after the Closing, (i) receive all information and notices required under the Stock Purchase Agreement and this Escrow Agreement on behalf of the Indemnifying Parties and copy each Indemnifying Party on all notices or correspondence from or to any Indemnified Party; (ii) take, on behalf of the Indemnifying Parties, any action he may deem appropriate with respect to any dispute arising out of or relating to the Stock Purchase Agreement or this Escrow Agreement; and (iii) execute and deliver all instruments and documents of every kind incident to the foregoing.

                  3.1.3 The Representative may confer with counsel with respect to any question relating to his duties or responsibilities under the Stock Purchase Agreement or this Escrow Agreement. The Representative shall not be liable or responsible for anything done or omitted to be done by him in good faith or on the advice of counsel.

                  3.1.4 The Representative shall be paid no fee for his services under this Escrow Agreement, but he shall be entitled to reimbursement for reasonable expenses (including the reasonable fees and disbursements of his counsel) actually incurred by the Representative in connection with his duties under this Escrow Agreement (collectively, the "Representative Fees and Expenses"). All Representative Fees and Expenses shall be paid first out of interest, dividends, and other income earned on the Escrow Funds and then, to the extent of any shortfall, pro rata, by the Indemnifying Parties.


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                                   ARTICLE IV

         4.1      RIGHTS AND RESPONSIBILITIES OF THE ESCROW AGENT.

                  4.1.1 The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement, and it shall not be subject to, nor obligated to recognize, any other agreement between, or direction or instruction of, any or all of the parties to this Escrow Agreement.

                  4.1.2 If any Indemnity Escrow Funds are at any time attached, garnished or levied upon under any court order or in case the payment of any such Indemnity Escrow Funds shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such Indemnity Escrow Funds or any part thereof, then and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel is binding upon it. If the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties to this Escrow Agreement or to any other person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

                  4.1.3 The Escrow Agent shall not be liable for any act taken or omitted under this Escrow Agreement if taken, or omitted by it in good faith and in the exercise of reasonable care under the circumstances. The Escrow Agent shall also be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine.

                  4.1.4 The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least thirty (30) days written notice to the Company, the Representative and each Indemnified Party. Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as Escrow Agent hereunder except for liability arising in connection with its negligence or willful misconduct. Upon their receipt of notice of resignation from the Escrow Agent, the Company, the Representative and each Indemnified Party shall use reasonable efforts jointly to designate a successor Escrow Agent. In the event such parties do not agree upon a successor Escrow Agent within thirty (30) days after the receipt of such notice, the Escrow Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, the Company, the Representative and each Indemnified Party shall have the right at any time upon not less than ten (10) days' prior written notice to the Escrow Agent to terminate their appointment of the Escrow Agent, or successor Escrow Agent, as Escrow Agent. The Escrow Agent or successor Escrow Agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.


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         4.2      FEES AND EXPENSES OF ESCROW AGENT.

                  4.2.1 The Escrow Agent shall (a) be paid a fee for its services under this Escrow Agreement as provided by Exhibit A and (b) be entitled to reimbursement for reasonable expenses (including the reasonable fees and disbursements of its counsel) actually incurred by the Escrow Agent in connection with its duties under this Escrow Agreement (collectively, the "Escrow Agent Fees and Expenses"). All Escrow Agent Fees and Expenses shall be paid first out of interest, dividends, and other income earned on the Escrow Funds and then, to the extent of any shortfall, pro rata, by the Indemnifying Parties.

                                    ARTICLE V

         5.1 NOTICES. All notices, requests, consents or other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly given or delivered by any party (a) when received by such party if delivered by hand, (b) upon confirmation when delivered by telecopy, (c) within one day after being sent by recognized overnight delivery service, or (d) within three business days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows:

         (i)      if to Buyers or to any Indemnified Party:

                  SI Holding Corporation
                  c/o Fleet Venture Resources, Inc.
                  111 Westminster Street
                  Providence, RI 02903
                  Attention: Mr. Habib Y. Gorgi, Executive Vice President

                      with a copy to:
                      Hinckley, Allen & Snyder
                      1500 Fleet Center
                      Providence, RI  02903
                      Attention:  Mr. Richard G. Small, Esq.

         (ii)     if to the Indemnifying Parties or the Representative, to:

                  Charles W. Doulton
                  Players' Club, Unit 106D
                  1425 Gulf of Mexico Drive
                  Longboat Key, FL  34228


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                      with a copy to:

                      Chmielinski, Wilchins & Witman, P.A.
                      36 Washington Street, Suite 70-90
                      Wellesley Hills, MA  02181-1904
                      Attention:  David P. Witman, Esq.

         (iii) if to the Escrow Agent, to:

                  Fleet Bank of Massachusetts, N.A.
                  Trust Department
                  28 State Street
                  Boston, MA  02110
                  Attention:  Timothy Donmoyer

         Any party by written notice to the other parties pursuant to this Section may change the address or the persons to whom notices or copies thereof shall be directed.

         5.2 ASSIGNMENT. This Escrow Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Escrow Agreement. No rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, except that any Indemnified Party may assign its rights under this Escrow Agreement without obtaining the prior written consent of the other parties hereto to any person who acquires (whether in a single transaction or a series of related transactions) (i) all or substantially all of the assets of any such Indemnified Party or (ii) a majority of the outstanding capital stock of any such Indemnified Party. Notwithstanding the foregoing, any Indemnified Party may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to any such Indemnified Party for the consummation of the Acquisition. Representative agrees to execute acknowledgments of such assignment(s) and collateral assignments in such forms as such Indemnified Party's institutional lender(s) may from time to time reasonably request.

         5.3 AMENDMENT. This Escrow Agreement may be amended or modified only by an instrument in writing duly executed by all the parties to this Escrow Agreement.

         5.4 WAIVERS. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Escrow Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Escrow Agreement.

         5.5 CONSTRUCTION. This Escrow Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws of the Commonwealth of Massachusetts. The headings in this Escrow Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Escrow Agreement.


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

Unless otherwise stated, references to Sections and Exhibits are references to Sections and Exhibits of this Escrow Agreement.

         5.6 THIRD PARTIES. Nothing expressed or implied in this Escrow Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Indemnified Parties, the Representative, the Indemnifying Parties and the Escrow Agent any rights or remedies under, or by reason of, this Escrow Agreement.

         5.7 TERMINATION. This Escrow Agreement shall terminate at the time of the final distribution by the Escrow Agent of all Escrow Funds in accordance with the provisions of this Escrow Agreement.

         5.8 COUNTERPARTS. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed any original and all of which together shall constitute a single instrument.

         5.9 WAIVER OF OFFSET RIGHTS. The Escrow Agent hereby waives any and all rights to offset that it may have against the Escrow Funds including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages, or other losses that the Escrow Agent may be otherwise entitled to collect from any party to this Agreement or any [Indemnitor] Indemnifying Party.

         IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their duly authorized officers as of the day and year first above written.

         PURCHASER:

         SI Holding Corporation


         By:_______________________________
                  Habib Y. Gorgi
                  Executive Vice President

         COMPANY:

         Simonds Industries Inc.


         By:_______________________________
                  Ross B. George
                  President

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         REPRESENTATIVE:

         __________________________________
         Charles W. Doulton

         OPTION HOLDERS:

         __________________________________
         Charles W. Doulton

         __________________________________
         Paul D. Petricca


         MASSACHUSETTS CAPITAL RESOURCE COMPANY, INC.


         By:_______________________________
                  Richard Anderson
                  Vice President

         ESCROW AGENT:

         Fleet Bank of Massachusetts, N.A.


         By:_______________________________
         Name:
         Title:

         SHAREHOLDERS:

         Greylock Capital Limited Partnership

         By:_______________________________
                  Robert P. Henderson
                  Managing Partner

         Greylock Investment Limited Partnership


         By:_______________________________
                  Robert P. Henderson
                  General Partner


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         Doulton Children's Trust, FOB Kara

         By:_______________________________
                  Priscilla A. Doulton
                  as Trustee

         __________________________________
         Charles W. Doulton

         __________________________________
         Priscilla A. Doulton

         __________________________________
         Bettina E. Doulton

         __________________________________
         Ross B. George

         __________________________________
         Mildred George

         __________________________________
         Joseph L. Sylvia

         __________________________________
         Robert W. Deedrick

         __________________________________
         Harry H. Rogers

         __________________________________
         Brian Loveridge

         Norval Morey Family Trust,


         By:_______________________________
                  Norval Morey,
                  as Trustee

         __________________________________
         John E. Halloran

         __________________________________
         Charles C. Lundstrom

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